www.TractorSupply.com

TRACTOR SUPPLY COMPANY PROVIDES BUSINESS UPDATE
AND ANNOUNCES WEBCAST OF FIRST QUARTER 2017 RESULTS

Brentwood, TN, April 11, 2017 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today provided a business update for the first quarter ended April 1, 2017.

Net sales for the first quarter 2017 increased 6.6% to $1.56 billion from $1.47 billion in the first quarter of 2016. Comparable store sales decreased 2.2% versus an increase of 4.9% (2.6% adjusted for week shift) in the prior year’s first quarter. Each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016 due to the Company's 2016 fiscal year having 53 weeks versus the normal 52 weeks. The comparable store sales results included decreases in comparable transaction count and average ticket of 1.4% and 0.9%, respectively. The decrease in comparable store sales was primarily driven by lower sales of seasonal merchandise and the impact of deflation. On a regional basis, sales were most challenged in the Northern regions, where weather had a more pronounced impact on sales for the quarter. The weakness in seasonal categories was partially offset by a positive comparable store sales increase in the Livestock and Pet category.

As a result of the above factors, the Company expects net income per diluted share for the first quarter to range from $0.45 to $0.46.

Greg Sandfort, Chief Executive Officer, stated, “Weather can influence the demand for certain products, and while we had a challenging quarter with respect to sales and margin, our business is more accurately assessed by the halves, not the quarters. We believe seasonal merchandise sales will improve as we move further into the spring selling season.”

Mr. Sandfort continued, “We have a solid core business that is focused on a dedicated lifestyle customer who depends upon us for the products they need. Despite the challenging start to the fiscal year, we believe there is significant business ahead of us. We are excited about our upcoming merchandise initiatives and the continued execution of our cross-channel, customer centric growth strategy, which includes the recent expansion of Neighbor’s Club and Buy Online Pick Up In Store.”

Release and Webcast of Full First Quarter 2017 Results
The Company intends to release its full first quarter 2017 results after the market closes on Wednesday, April 26, 2017. In conjunction with the release of results, the management of Tractor Supply Company will host a conference call at 5:00 p.m. Eastern Time on Wednesday, April 26, 2017, which will be simultaneously webcast live over the Internet at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Founded in 1938, Tractor Supply Company is the largest rural lifestyle retail store chain in the United States. At April 1, 2017, the Company operated 1,617 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At April 1, 2017, the Company operated 152 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.com.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales, margins and earnings, estimated results of operations, and marketing, merchandising and strategic initiatives. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, weather conditions, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, the seasonal nature of the business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.